Exhibit 10.1

FTC Solar, Inc.

10900 Stonelake Blvd, Suite 100, Quarry Oaks II Building,

Austin, Texas

December 15, 2025

Mr. Anthony Carroll

Re: Independent Director Letter

Dear Mr. Carroll:

FTC Solar, Inc., a Delaware corporation (the “Company” or “we”), is pleased to confirm your position as a member of its Board of Directors (the “Board”) and your related Board compensation. We believe your background and experience will be a significant asset to the Company and the Board, and we look forward to your participation on the Board. This letter agreement (the “Agreement”) contains certain terms and conditions relating to your service on the Board and related compensation.

1.
Director Term. You will be appointed to serve as a Class II director. Your term as an independent director will continue subject to the provisions in Section 6 below or until your successor is duly elected and qualified.

2.
Services. You shall render services as a member of the Board and the Board committees on which you serve as a member, if applicable (your “Duties”). You will use your reasonable best efforts to attend and participate in such number of meetings of the Board and any committees as regularly or specially called. You may attend and participate at each such meeting, via teleconference, video conference or in person. You shall consult with the other members of the Board as necessary via telephone, electronic mail or other forms of correspondence.

3.
Compensation. As compensation for your services to the Company as a director, you will receive:

a.
Annual Cash Retainer: an annual cash retainer equal to $50,000, which will be prorated for 2025 from your appointment to the Board effective as of December 15, 2025 (your “Appointment Date”);

b.
New Director RSU Grant: as a result of your appointment to the Board, a grant of 13,567 restricted stock units (“RSUs”) that will vest in three equal installments on each of the first three anniversaries your Appointment Date, subject to your continued service on the Board through and including the applicable vesting date; and

c.
Other Director Grants: you will be entitled to participate in such further RSU grants and other compensation payable to our independent directors as may be approved from time to time by the Board and the Board’s Compensation Committee.

4.
D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under its directors and officers insurance policy in such form and amounts as the Company shall determine to maintain in its discretion.

Mr. Anthony Carroll

December 15, 2025

5.
No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

6.
Termination and Resignation. Your membership on the Board may be terminated for any or no reason at any meeting of the Board or by written consent of the Board at any time. Additionally, your membership on the Board may be terminated for any reason or no reason upon the vote of the Company’s stockholders pursuant to the Company’s charter and by-laws. You may also terminate your membership on the Board or on a committee for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

7.
Governing Law; Arbitration. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of Delaware applicable to agreements made and to be performed entirely in the State of Delaware.

8.
Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

9.
Not an Employment Agreement. This Agreement is not an employment agreement, and shall not be construed or interpreted to create any right to employment with the Company.

[remainder of page intentionally left blank]

Mr. Anthony Carroll

December 15, 2025

The Agreement has been executed and delivered by the undersigned and is made effective as of the date first set forth above.

Sincerely,

FTC SOLAR, INC.

By: /s/ Yann Brandt

Yann Brandt, Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Anthony Carroll

Anthony Carroll